EXHIBIT 99.1
Press Release

FOR RELEASE ON FRIDAY, May 16, 2003, AT 8 a.m. Eastern Time

PRESS RELEASE

PlanGraphics Second Quarter Results; Conference Call Scheduled

Frankfort, Ky., May 16, 2003--PlanGraphics, Inc. (OTC BB: PGRA), a designer and integrator of e-government solutions and spatially enabled information systems and data warehouses, reported a net loss of $419,276, less than one cent per share, for its second quarter versus net income in the prior year quarter of $9,925. Revenue of $1,840,593 for the quarter ended March 31, 2003 was down $320,046, or 15 percent from the prior year. The reduced performance is attributed primarily to reduced revenues as a number of public sector clients reined in spending to cope with lagging tax receipts and related budget limitations.

For the six-month period ended March 31, 2003 the company incurred a net loss of $710,533, or one cent per share, on revenue of $3,490,232 versus net income a year prior of $47,859 on revenue of $4,280,855. In addition to the reduced revenues, the company incurred costs for its staffing investment in pending projects and its XMARC related products as well as increased marketing and sales efforts.

PlanGraphics Chairman, Gary Murray, explained, "The Board of Directors meets regularly with management of the company and is pro-actively engaged in working with management to align operating costs with expected revenue through a variety of actions. We on the Board are also intensely involved in setting a course to achieve profitability and to grow revenues."

PlanGraphics has scheduled an investors conference call on Tuesday, May 20, 2003, at 12:00 p.m. Eastern Time. Contact Fred Beisser via email at FBeisser@PlanGraphics.com or telephone (720) 851-0716 for the call-in number. An audio Web cast of the conference call will be available later that day on the Internet and may be accessed at www.PlanGraphics.com where it will be available for 30 days.

About PlanGraphics, Inc.

PlanGraphics, founded in 1979, is a full life-cycle systems integration and implementation firm providing a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics' experience with spatial information systems and e-services capabilities provides a critical discriminator among other IT consulting and integration firms. PlanGraphics is headquartered in Frankfort, Kentucky, and has regional offices in Maryland, Colorado, California, Rhode Island, and New York. On the Internet: www.plangraphics.com

The foregoing contains forward-looking statements that are subject to contingencies and uncertainties. Such forward-looking statements are not guarantees of future performance, and are based on numerous assumptions about future transactions or results that may differ materially from anticipated events, transactions or results indicated and are included in the "safe harbor" provided by the Private Securities Litigation Reform Act of 1995.

- End -
SOURCE:  PlanGraphics, Inc.
CONTACT: Fred Beisser, Senior Vice President - Finance; Tel: (720) 851-0716 or
         email: FBeisser@PlanGraphics.com